Exhibit 99.2

FINAL

Second Quarter Fiscal 2007

Conference Call Remarks

May 8, 2007

7:30 a.m. CT

GENNY

Good morning and thank you for joining us.

On the call today are Russ Fradin, our Chairman and CEO, and John Park, our CFO.

Before we get started, let me highlight that when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question … out of courtesy to others.

Now I’ll turn it over to Russ...

RUSS

Thank you Genny, and good morning everyone. Thank you for joining us.

Since our last call, we’ve been driving important changes that are repositioning Hewitt for the future. You may have seen our recent announcement that we’ve brought several senior leaders on board. You’ve heard me talk about our dedicated and talented associates and leadership team. Now is the appropriate time to supplement the organization with additional strong industry experience and external perspectives. We’re very excited about the changes…I’ll offer some additional thoughts on each of our new leaders at the end of the call.

(PAUSE)

John will speak to our results in greater detail, but let me just touch quickly on the highlights –

We’re pleased to have seen the positive revenue trends of the past couple quarters continue. In fact, it’s a testament to the continued demand we’re experiencing for our services, and the underlying strength of the business. However, as we indicated on the last call, we knew that the quarter would be a challenging one for us from a profitability perspective, and as expected, our margins were down significantly as compared with the prior-year quarter.

In thinking about the margin deterioration, there are really two primary factors –

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First, a decline in the underlying margins related to higher overall compensation expenses, reflecting some adjustments to salaries and wages, as well as some special retention actions taken last year, particularly in Consulting. I’d also highlight that we’re now accruing our bonuses differently, which resulted in higher expense in the quarter due to timing.

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Second, there were about $20 million of unusual items that impacted us in the quarter, mostly reflecting actions that we’ve proactively taken to better position the Company going forward. The largest piece of this was a provision related to the anticipated restructuring of one of our troubled HR BPO contracts, which John’s going to talk more about in a moment.

Excluding the items that are one-time or temporary in nature, our margins were still down, driven by the more permanent increases in compensation. This was consistent with our expectations, and reflects our continued solid business fundamentals.

We saw continued revenue momentum across the business in the quarter, and are encouraged by the strong demand we’ve experienced for our Consulting services.

Addressing the issues in HR BPO remains a top priority, and we’re pleased to see the underlying operating performance of the business now tracking to our expectations…although clearly we’re focused on continuing to drive further improvement.

As you know, the majority of our contracts in this business are healthy, stable contracts…and they have continued to perform. We’ve made good, steady progress in our discussions to renegotiate a number of our more troublesome contracts. As we indicated earlier, as we pursue win-win approaches with each of these clients, the conversations will take some time. Each of the situations poses its own unique set of challenges, and we’re pleased with where things stand after just a few months.

We’re also in the final stages of refining our strategy for how we’ll position the HR BPO business for long-term success. As I’ve spent considerable time in the field with our leaders and clients, it has become clear to me that as we finalize our go-forward strategy for this business, it’s absolutely critical that we focus on improving our execution and the consistency of our service delivery. We’ve been clear that we’ll grow this business in a more manageable way going forward in order to achieve more balanced growth across all three segments of our business – and our message here hasn’t changed. We’re bidding on fewer deals within certain service domains and geographies, but remain active in the market, and actually have 3 or 4 good deals in the pipeline that fit our revised, more selective criteria.

(PAUSE)

In Consulting, the favorable market conditions we’ve experienced for the last several months translated into solid top-line growth for us in the quarter, and we continue to see healthy demand for our services, particularly in the areas of retirement and communication.

The margins of the Consulting business were heavily impacted by the higher compensation that I referred to a moment ago. John will provide some more color on this in a moment.

(PAUSE)

Looking forward, we continue to view fiscal 2007 as a transition year. We’ve identified the areas that need improvement, and we’re actively working to implement solutions to address them. I’ll share some thoughts on four areas of particular focus at the end of the call…but first I’d like to turn it over to John to provide some more detail on our results ….

JOHN

Thanks, Russ, and good morning everyone.

Let me start by recapping the highlights of our consolidated results.

In the second quarter, net revenues increased 6% over the prior-year quarter. After excluding the planned decline in third-party supplier revenues, and the effects of currency and acquisitions, revenues increased 5%.

Earnings declined to $13 million, compared with $32 million in the prior-year quarter. As Russ mentioned, the results include $20 million of pretax charges related to a number of unusual items that impacted us in the quarter. Let me provide some additional color on what the charges are comprised of –

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First, we recorded a $12 million pretax charge in the quarter related to the anticipated restructuring of one of our troubled HR BPO contracts. We are in fairly advanced stages of discussions with this client. While we’re not in position to provide details today given that discussions are still ongoing, we hope to come to resolution shortly.

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Second, we took a $4 million one-time charge related to the resolution of a legal dispute with one of our Benefits Outsourcing vendors. I want to emphasize that this situation has not impacted our ability to service our clients at all.

•	And finally, we recorded $3 million of non-cash pretax asset impairment charges, which largely resulted from minor changes to how we service a couple of our HR BPO clients.

It’s also important to highlight that our results reflect $14 million of higher bonus accruals driven by the fact that we’re now accruing bonuses evenly throughout the year, as opposed to accruing based on the seasonal patterns of the business. The impact of this is purely a factor of timing.

Our effective tax rate was 42% for the quarter, compared to 37% in the second quarter of fiscal 2006. The higher rate is due to the impact of discrete items in both the current- and prior-year quarters.

(PAUSE)

Cash flow from operations was $78 million for the six-month period, compared to $199 million in the prior-year period. Free cash flow was $36 million, which compared to $151 million in the prior-year period. The decrease in free cash flow was driven primarily by lower tax refunds and higher tax prepayments in the period, as well as higher performance-based compensation paid in the current year for fiscal 2006 performance, than paid in fiscal 2006 for fiscal 2005 performance.

Capital expenditures were $21 million in the second quarter and $42 million for the six months, versus $30 million and $48 million in the prior-year second quarter and six months, respectively.

(PAUSE)

Turning to the segments –

First, as we mentioned last quarter, as our data and analytical capabilities have improved, we’ve been able to gain insight into costs that were previously not allocated to our specific business segments. These costs fall in to two broad buckets –

•	costs now being assigned to the business segments based upon specific usage and consumption-based factors,

•	and costs that were previously unallocated that are now embedded in the businesses.

•	In addition, we’ve realigned some costs due to a reorganization within the Outsourcing business.

As a result, we’ve modified our segment reporting to better reflect the economic reality of the business, impacting the operating income of each business segment, as well as the overall level of unallocated shared service costs. In short the most significant change was the reclassification of about $49 million of costs in the prior year from unallocated shared services to the business segments.

These changes better allocate costs to those organizations that are the primary drivers of the costs, and will enable us to make more informed business decisions.

We’ll report on the new basis going forward, starting this quarter. To make year-over-year comparisons more understandable, we’ve posted a slide on our web site that reconciles the prior year numbers on the old reporting basis to those on the new basis.

In addition, I’m assuming you’ve all noticed in our press release that going forward, we’ll report the HR BPO business as a third segment. While we’ve indicated that HR BPO will not be the primary driver of our growth going forward, the impact of the business is clearly significant on our overall performance. In addition, we’ve more distinctly aligned our organizational resources to either the Benefits Outsourcing or HR BPO business, and improved data capabilities have enhanced our ability to identify where costs are consumed.

So… Let me provide some color on the performance of each of the 3 segments on this new basis, starting with Benefits Outsourcing…

Overall, after adjusting for the effects of currency, Benefits revenues grew 2% in the second quarter. The growth was driven primarily by an increase in project work, as well as by a shift in service mix.

Margins in the Benefits Outsourcing business decreased year-over-year primarily due to the $4 million charge related to the resolution of the legal dispute, as well as higher overall compensation expense in the current quarter, including $3 million driven by the timing of bonus accruals. However, it’s worth highlighting that we’ve made good progress with our cost management efforts in the Benefits business, including our global sourcing initiative.

The HR BPO business reported strong top-line growth in the second quarter. Overall, after adjusting for the decline in third-party revenue, and currency, revenues grew 15%, driven primarily by clients who went live within the twelve-month period.

The operating loss for HR BPO in the second quarter was $61 million, compared with a loss of $41 million in the prior-year second quarter. The year-over-year increase was primarily due to the $12 million pretax charge recorded in connection with the anticipated contract restructuring, $3 million of higher compensation expense driven by the timing of bonus accruals, and $3 million of non-cash pretax asset impairment charges. Also, recall that last year’s second quarter included a $7 million non-cash pretax charge related to the recognition of a loss provision for one of our HR BPO contracts.

Excluding these items, the loss still increased. The increase was primarily due to higher ongoing operating costs versus the prior- year quarter related to newly-live clients, as well as increased intangible asset amortization related to the previously announced non-renewal of the BP contract.

As it relates to the higher ongoing operating costs, we have more clients live today than we did at this time last year. But it’s also important to note that after going live, we are often still implementing additional services and spending more to ramp services to their full capacity.

It’s important to point out, however, that year-over-year comparisons for the first half of this year are not fully comparable, given that we didn’t reach full run-rate with some of our large contracts until the second half of last year. So despite the fact that the loss increased, the performance of the business in the quarter was generally in-line with our expectations.

Turning to the backlog and pipeline…

For Benefits – the backlog is up compared to last quarter primarily as a result of new clients. The pipeline is up sequentially as well, reflecting solid activity in the market, including a couple of rather sizeable prospects.

For HR BPO – the backlog increased over last quarter, reflecting our recent announcement that we’ve signed a contract to provide a broad range of HR services for Rogers Communications, a communications and media company based in Canada. We believe this contract plays to our core strengths. It marks our first win this fiscal year. The HR BPO pipeline was down sequentially. The current pipeline reflects only those prospects that meet our carefully selected deal criteria.

(PAUSE)

The Consulting business reported another healthy quarter, with organic constant currency revenue growth of 7%. On this basis, the retirement business grew in the low-double digits, talent and organization grew in the mid-single digits, health management declined in the mid-single digits, and the communication consulting business grew in the mid-teens.

Consulting margins were 12.4% compared with 20.1% in the prior-year quarter. As Russ mentioned, Consulting’s margins were heavily impacted by higher compensation and incentive expense. Increases in underlying salaries and wages, which are more permanent in nature, made up roughly half of the increase. The remainder reflects the $6 million timing impact of our bonus accrual methodology, as well as some special actions taken last year to retain key employees that will continue to impact our margins for the next year or two. Overall, we continue to view compensation as an important investment in our future growth, and expect to realize the benefits of it as retention and productivity improve.

Reported unallocated shared services costs were about 2.6% of net revenues in the second quarter, versus 3.5% of net revenues in the prior-year quarter. The decrease is a result of increased productivity and savings resulting from restructuring activities.

(PAUSE)

Turning to our outlook for the remainder of the year… And I would remind you that this is on the new reporting basis –

For the full year, we continue to expect that we’ll deliver solid year-over-year earnings growth on an underlying basis, that is excluding the unusual items in both 2007 and 2006. As we work to reposition the Company, it’s likely that we’ll incur significant restructuring and asset impairment charges in the near term as we take actions to consolidate our real estate portfolio, right-size the business, and renegotiate the select number of our HR BPO contracts that are troubled. So, again, it’s important to point out that our comments on the full year exclude the impact of any additional charges that could arise in the back half of the year.

And as it relates specifically to HR BPO… We’re pleased with the operating progress that we saw in the first half of this year compared with the second half of fiscal 2006. We’ve begun to realize the benefit of our stabilization and cost management efforts, and expect this to continue over the remainder of the year. We’ll also benefit from the fact that we’re scheduled to have fewer contracts go live in the back half of this year than we did in the back half of last year. As a result, we’re expecting year-over-year improvement in the second half, and continue to expect a modest year-over-year reduction in the underlying loss of the business in fiscal 2007.

(PAUSE)

And finally, recall that in February we announced an authorization from our Board to repurchase up to $750 million of our common stock through January 31, 2009. In total, including activity since the end of the quarter, we’ve repurchased 2.6 million shares for a total of about $76 million. This leaves us with about $674 million remaining under the current authorization.

(PAUSE)

Now, I’d like to turn it back to Russ for a moment before taking your questions….

RUSS

Thanks, John.

Before we take your questions, I want to spend a couple of minutes outlining our four key strategic priorities that we’ve identified as fundamental to our future success. Actions that we take across the business in the coming months will be guided by one or more of these priorities, in order to improve the experience of our clients… our associates…and ultimately to drive increased value for our stockholders.

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First – Keep clients first, in other words – deliver exceptional client service in everything we do. This is the foundation for Hewitt’s strong brand. Our intense focus on the needs of our clients has earned us the strong reputation that we enjoy in the marketplace, and will be the key to our future growth and success. Our new client market leadership organization will ensure that we’re always focused on driving the right solutions for our clients, across the full array of our service offering.

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Second – create a rewarding work experience that leads to improved engagement and improved retention of our people. We’re focusing on revitalizing our culture and creating a rewarding work environment for our associates around the world – engaged employees are critical to our success. In this regard, we are delighted to be welcoming Tracy Keogh as our new head of Human Resources to help lead our efforts.

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Third – Grow with intention. This is about intimately understanding the market for our services and identifying the right growth opportunities. We must penetrate new markets with our current offers, or find new solutions that increase the reach and the power of the Hewitt brand. We’ve been clear in our intent to be much more aggressive in the pursuit of new and creative growth strategies, leveraging our outstanding Benefits Outsourcing and Consulting businesses. Our new head of Corporate Development and Strategy, Matt Levin, is helping us meaningfully advance our agenda in this area.

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And finally… Get lean, or in other words reshape our operating model to improve efficiency and create the fuel to invest in future growth. Maintaining aggressive focus on our cost structure will continue to be a top priority. We’ve identified further opportunities to improve the scalability of our overall infrastructure, in addition to continuing to drive increased productivity, and we expect to provide an update on them shortly.

We’ve reframed our priorities. In addition to our long-standing focus on our clients and associates, we’ve also intently focused on growth, and on driving accountability around costs in order to reduce our cost structure. I believe that committing to these objectives going forward will drive a great deal of value creation for all of our stakeholders. We’ll keep you updated on our progress toward achieving these objectives.

(PAUSE)

As I mentioned earlier, with the recent additions, I feel very good about the team we now have in place to help us execute on these objectives. I’d like to make a few comments on each of our new leaders…

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Jay Rising will be joining us next week as the new president of our Outsourcing businesses. Jay brings a wealth of industry knowledge and has a great track record in building businesses and delivering client-focused results. I had the privilege of working closely with him at ADP, and I’m confident that under his leadership, we’ll accelerate the progress we’ve made in strengthening the Outsourcing business.

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Jay succeeds Julie Gordon, who stepped in as interim leader of the Outsourcing business last summer, and has done a fantastic job for us. I’ve asked Julie to lead the newly-created role I just mentioned overseeing Hewitt’s overall client relationship strategy, with particular focus on our largest clients. Her unique passion for client service makes her a great fit for this role.

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With the renewed focus on the Benefits Outsourcing business, we’ve invested in the leadership of that business with the appointment of Steve Fein to a new position focused on sales and product strategy. Steve served as a national practice leader in Hewitt’s flexible benefits practice in the 80s. He rejoins us after 20 years in the industry, most recently in Mercer’s benefits outsourcing business. Steve’s been a tough competitor, and we’re glad to have him back on our team.

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And finally, as I mentioned, Tracy Keogh joins us as our new Senior Vice President of Human Resources. Tracy has an impressive and varied background, having held leadership positions across a wide variety of functional areas in addition to HR, and was most recently the global head of HR for Bloomberg. She has a solid understanding of how to drive accountability and results, and will partner closely with our other senior leaders to create a truly high-performance organization at Hewitt. Tracy succeeds Steve King, who is retiring after more than 10 years with Hewitt. I want to thank Steve for his many important contributions during a period of tremendous change for the Company. We wish him well.

It’s encouraging to see leaders of this caliber energized about the future we can build together. Each of them will play a pivotal role in the execution of our strategy, and I’m pleased to welcome them during this exciting time. They augment the strength of our existing leaders, and we now have a powerful team in place that blends long-standing Hewitt experience with skills and perspective from the outside.

(PAUSE)

So, in summary… I’m encouraged by the progress we’ve made in the relatively short period of time since I joined. We’ve taken a number of critical action steps, and you will see further actions aligned with our four strategic priorities in the months to come. We’re pleased with our momentum in the first and second quarters, and see it more than continuing in the back half of the year as we continue to reposition the Company for the future.

We look forward to updating you on our continued progress in the quarters to come. I thank you for joining us today. Operator – I think we’re ready to take some questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.